Exhibit j(1)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Value Fund, Fidelity Capital Appreciation Fund, Fidelity Stock Selector, Fidelity TechnoQuantSM Growth Fund and Fidelity Disciplined Equity Fund of our reports dated December 10, 1998 on the financial statements and financial highlights included in the October 31, 1998 Annual Reports to Shareholders of Fidelity Value Fund, Fidelity Capital Appreciation Fund, Fidelity Stock Selector, Fidelity TechnoQuant Growth Fund and Fidelity Disciplined Equity Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 1998